Exhibit 99.1

Contact:

Tripp Sullivan

SCR Partners

(615) 942-7077

TSullivan@scr-ir.com

PLYMOUTH INDUSTRIAL REIT REPORTS THIRD QUARTER RESULTS

BOSTON, November 6, 2020 – Plymouth Industrial REIT, Inc. (NYSE: PLYM) (the “Company”) today announced its consolidated financial results for the third quarter ended September 30, 2020 and other recent developments.

Third Quarter and Subsequent Highlights

·	Reported results for the third quarter of 2020 reflect a net loss attributable to common stockholders of $7.1 million, or $(0.36) per weighted average common share; net operating income (“NOI”) of $17.5 million; Funds from Operations attributable to common stockholders and unit holders (“FFO”) of $0.42 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.38 per weighted average common share and units. FFO included the impact from a non-cash impairment charge of $0.02 per weighted average common share and unit related to the primary lease for the Company’s prior headquarters.
·	Collected approximately 99.1% of its rent for the third quarter and 97.4% in October 2020, which excludes any rent deferment measures granted to tenants. Factoring in rent deferment, Plymouth collected approximately 99.4% of its expected rent for the third quarter. There were no rent deferments in October.
·	Same store NOI (“SS NOI”) increased 0.4% on a cash basis for the third quarter compared with the same period in 2019; SS NOI decreased 1.8% on a cash basis excluding early termination income.
·	Commenced leases totaling 342,000 square feet with a 14.0% increase in rental rates on a cash basis from leases greater than six months.
·	Completed the acquisition of five industrial buildings in St. Louis, Missouri and Jacksonville, Florida totaling 855,158 square feet for $51.1 million in September.
·	Completed the acquisition of a 314,736-square-foot industrial building in Mansfield, Ohio for $10.5 million in October.
·	Formed a $150 million equity joint venture with Madison International Realty in October and put its first investment under contract in Memphis, Tennessee for $86.0 million.
·	Improved the capital structure with the completion of an equity offering raising $104.5 million in net proceeds and, subsequent to quarter end, closed on a new unsecured credit facility comprised of a four-year $200 million revolving credit facility and a five-year $100 million term loan at lower borrowing costs.
·	Declared a regular quarterly cash dividend for the third quarter of 2020 of $0.20 for the common stock and a regular quarterly cash dividend of $0.46875 per share for the 7.50% Series A Cumulative Redeemable Preferred Stock (“the Preferred Stock”).
·	Reinstated guidance for 2020 with a range of net loss of $0.72 to $0.70 per weighted average common share and unit, FFO of $1.83 to $1.85 per weighted average common share and unit and AFFO of $1.65 to $1.67 per weighted average common share and unit.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “Our portfolio is performing well with occupancy and rent collections consistent with our expectations while leasing activity remains strong with double-digit cash leasing spreads and all but a small number of our 2020 expirations already addressed. The resiliency of our properties, tenants and markets, combined with continued execution of our capital markets and acquisition priorities, gives us the visibility and confidence to reinstate guidance for the year.”

Mr. Witherell added, “The recent equity offering has solidified our capital structure by enabling us to reduce debt and operate with a lower leverage profile going forward, and the new unsecured credit facilities have further reduced our borrowing rates, creating more flexibility and efficiency in our balance sheet. We have successfully sourced new acquisitions that expand our presence in existing markets, and the new joint venture with Madison International Realty will complement these efforts as well as provide another capital source to continue our growth.”

Financial Results for the Third Quarter of 2020

Net loss attributable to common stockholders for the quarter ended September 30, 2020 was $7.1 million, or $(0.36) per weighted average common share outstanding, compared with net loss attributable to common stockholders of $6.2 million, or $(0.68) per weighted average common share, for the same period in 2019. The increase in net loss per weighted average common share was primarily due to the increase in interest and depreciation expense associated with acquisitions activity, offset by increased net operating income. Weighted average common shares outstanding for the quarters ended September 30, 2020 and 2019 were 19.6 million and 9.1 million, respectively. The year-over-year increase in weighted average common shares reflects the impact of the issuance of a total of 19.3 million shares in 2019 and the first three quarters of 2020.

Consolidated total revenues for the quarter ended September 30, 2020 were $27.5 million, compared with $19.1 million for the same period in 2019.

NOI for the quarter ended September 30, 2020 was $17.5 million compared with $12.2 million for the same period in 2019. Same store NOI (“SS NOI”) – Cash basis for the quarter ended September 30, 2020 was $10.5 million excluding early termination income compared with $10.6 million for the same period in 2019, a decrease of 1.8%. SS NOI – GAAP basis excluding early termination income for the quarter ended September 30, 2020 was $10.9 million compared with $11.2 million for the same period in 2019, a decrease of 2.8%. The year-over-year decline in SS NOI was due to both expected and unanticipated vacancies at three properties in the second quarter of 2020, offset by completion of new leases. During the first quarter and third quarters of 2020, the Company received lease termination fees of $336,000 and $337,000, respectively, related to moveouts.

EBITDAre for the quarter ended September 30, 2020 was $14.9 million compared with $10.1 million for the same period in 2019.

FFO attributable to common stockholders and unit holders for the quarter ended September 30, 2020 was $8.6 million compared with $4.9 million for the same period in 2019, primarily as a result of the contribution from acquisitions. The Company reported FFO for the quarter ended September 30, 2020 of $0.42 per weighted average common share and unit compared with $0.47 per weighted average common share and unit for the same period in 2019. The increase in weighted average share count and the decline in same store NOI offset the contribution of acquisitions. In addition, FFO includes the impact from a non-cash impairment of $0.02 per weighted average common share and unit against the carrying value of the right of use asset associated with the primary lease for the Company’s prior headquarters. Weighted average common shares and units outstanding for the third quarters ended September 30, 2020 and 2019 were 20.5 million and 10.3 million, respectively. As of September 30, 2020, the Company had a total of 25.4 million common shares and units outstanding.

AFFO for the quarter ended September 30, 2020 was $7.9 million, or $0.38 per weighted average common share and unit, compared with $4.1 million, or $0.40 per weighted average common share and unit, for the same period in 2019, primarily driven by the change in FFO attributable to common stockholders and unit holders.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDAre, FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income to NOI, EBITDAre, FFO and AFFO.

Investment Activity

On September 2, 2020 the Company acquired two multi-tenant Class A- industrial in-fill buildings totaling 487,150 square feet in St. Louis, Missouri for $27.0 million. The buildings are 100% leased and are projected to provide an initial yield of approximately 7.2%.

On September 3, 2020, the Company acquired two Class B industrial buildings totaling 79,258 square feet in St. Louis, Missouri for $3.7 million. The buildings are 100% leased to a single tenant and are projected to provide an initial yield of approximately 7.5%.

On September 10, 2020, the Company acquired a 288,750-square-foot multi-tenant Class B industrial building in Jacksonville, Florida for $20.4 million. The building is 100% leased and projected to provide an initial yield of approximately 8.8%.

On October 23, 2020, the Company acquired a Class B industrial property in Mansfield, Ohio totaling 314,736 square feet for $10.5 million. The building is 100% leased to two tenants and is projected to provide an initial yield of approximately 9.0%.

On October 23, 2020 the Company formed a $150 million equity joint venture with Madison International Realty to pursue the acquisition of value-add and opportunistic industrial properties in key target markets. The Company will own 20% of this joint venture and will receive annual asset management fees of approximately 1% of the total equity contributed by the partners to the joint venture. As an initial investment, the joint venture has under contract a portfolio of industrial properties totaling 2.3 million square feet in Memphis, Tennessee for total consideration of $86.0 million. The acquisition is expected to close by year end 2020, subject to customary closing conditions. There can be no assurances that the joint venture will complete the acquisition.

Leasing Activity

As of September 30, 2020, the Company had real estate investments comprised of 130 industrial buildings totaling 20.8 million square feet with occupancy of 95.5%. Excluding space currently under major renovations, occupancy would be 97.2%. The Company has entered into a small number of rent deferral concessions representing approximately 1.5%, or $1.25 million, of annualized base rent, which is defined as the annualized monthly contractual base rent per the leases, excluding any rent abatements, as of September 30, 2020. As of October 31, 2020, the Company has already collected on approximately 52.2% of these deferrals and expects to collect the balance over the next two to four months.

Leases commencing during the third quarter of 2020 totaled an aggregate of 408,000 square feet, of which 342,000 square feet was associated with leases of at least six months. The leases greater than six months included 102,000 square feet of renewal leases and 240,000 square feet of new leases, and the Company will experience a 14.0% increase in rental rates on a cash basis from these leases.

During the nine months ended, September 30, 2020, leases for space totaling 2.5 million square feet either was subject to renewal or expired. Of this space, 1.6 million square feet, or 61.8%, was renewed and 0.4 million square feet, or 17.7%, was leased to new tenants. Additionally, 0.2 million square feet of previously vacant square feet was leased to new tenants.

Capital Markets Activity and Liquidity

During August 2020, the Company sold an aggregate of 8,625,000 shares of common stock, including the full exercise of the underwriters’ overallotment option, at a public offering price of $12.85 per share, resulting in net proceeds to the Company of approximately $104.5 million, after deducting underwriting commissions and offering expenses payable by the Company.

On October 8, 2020, the Company entered into a new $300 million unsecured credit facility, comprised of a four-year $200 million revolving credit facility and a five-year $100 million term loan, providing expanded line capacity and greater capital structure flexibility with lower borrowing costs. The new unsecured credit facility has an accordion feature enabling the Company to increase the total borrowing capacity under the credit facility and term loan up to an aggregate of $500 million, subject to certain conditions.

As of November 5, 2020, the Company’s current cash balance was approximately $12.6 million, excluding operating expense escrows of approximately $7.7 million, and it has approximately $111.5 million of availability under the unsecured line of credit.

The Company disclosed that the Board of Directors has approved the repurchase of the Company’s Series A Preferred Stock up to the full amount of preferred shares outstanding. Repurchases of shares will be made in accordance with applicable securities laws and may be made from time to time through solicited or unsolicited transactions in the open market or by negotiated transactions. The amount and timing of repurchases will be based on a variety of factors, including stock acquisition price, regulatory limitations and other market and economic factors. No limit was placed on the duration of the repurchase authorization, the Company is not required to repurchase any specific number of shares, and the Company may terminate the repurchase program at any time.

Quarterly Distributions to Stockholders

On September 1, 2020, the Company announced the Board of Directors declared a regular quarterly cash dividend of $0.46875 per share for the Preferred Stock for the third quarter of 2020. The dividend was paid on September 30, 2020 to stockholders of record on September 15, 2020.

On September 15, 2020, the Company announced the Board of Directors declared a regular quarterly cash dividend of $0.20 per share for the Company’s common stock for the third quarter of 2020. The dividend was paid on October 30, 2020, to stockholders of record on September 30, 2020.

Guidance for 2020

The Company reinstated guidance for the year ending December 31, 2020 and expects its results to be in a range of a net loss of $(0.72) to $(0.70) per weighted average common share and operating unit outstanding, Nareit FFO attributable to common stockholders and unit holders of $1.83 to $1.85 per weighted average common share and unit and AFFO of $1.65 to $1.67 per weighted average common share and unit.

See “Non-GAAP Financial Measures” for a complete definition of FFO and AFFO and the financial table accompanying this press release for reconciliations of net income to FFO and AFFO.

A reconciliation of projected net loss per weighted average common share and unit outstanding to projected Nareit FFO attributable to common stockholders and unit holders per weighted average common share and unit and AFFO per weighted average common share and unit is provided as follows:

	Full Year
	2020 Range
	Low	High
Net loss	$(0.72)	$(0.70)
Add: Real estate depreciation & amortization	2.89	2.89
Less: Preferred stock dividends	(0.34)	(0.34)
FFO attributable to common stockholders and unit holders	1.83	1.85
Amortization of debt related costs	0.08	0.08
Stock compensation	0.07	0.07
Unrealized (appreciation)/depreciation of warrants	0.01	0.01
Impairment of real estate lease (1)	0.02	0.02
Straight-line rent	(0.08)	(0.09)
Above/below market lease rents	(0.10)	(0.10)
Recurring capital expenditures	(0.18)	(0.17)
AFFO attributable to common stockholders and unit holders	$1.65	$1.67

(1) Represents a non-cash impairment against the carrying value of the right of use asset associated with the primary lease for the Company’s prior headquarters.

The Company’s guidance for net loss, FFO attributable to common stockholders and unit holders and AFFO attributable to common stockholders and unit holders for 2020 is based on the following assumptions.

•	Total revenues of $108.40 million to $108.85 million
•	Net operating income of $71.40 million to $71.60 million
•	EBITDAre of $61.30 million to $61.50 million
•	General and administrative expenses of $10.10 million to $9.90 million, including non-cash expenses of $1.47 million
•	Recurring capital expenditures of $3.45 million to $3.20 million
•	19.27 million weighted average common shares and operating partnership units outstanding for the year (25.39 million common shares and operating partnership units currently outstanding)
•	The completion of approximately $105 million in acquisitions, the terms of which are currently under negotiation, before December 31, 2020. These acquisitions will be subject to customary closing conditions. As such, there can be no assurance that we will complete these acquisitions.

Other than noted above, this guidance excludes the potential impact of additional acquisitions or dispositions, if completed.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (412) 717-9587. A replay of the call will be available through November 13, 2020, by dialing (412) 317-0088 and entering the replay access code, 10148611.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for approximately 90 days.

About Plymouth

Plymouth Industrial REIT, Inc. is a vertically integrated and self-managed real estate investment trust focused on the acquisition and operation of single and multi-tenant industrial properties located in secondary and select primary markets across the United States. The Company seeks to acquire properties that provide income and growth that enable the Company to leverage its real estate operating expertise to enhance shareholder value through active asset management, prudent property re-positioning and disciplined capital deployment.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control, including, without limitation, those factors described under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2020	2019
Assets
Real estate properties	$786,425	$655,788
Less accumulated depreciation	(89,059)	(63,877)
Real estate properties, net	697,366	591,911

Cash	15,352	10,465
Cash held in escrow	10,026	9,453
Restricted cash	4,265	2,480
Deferred lease intangibles, net	58,693	57,088
Other assets	21,122	14,084
Total assets	$806,824	$685,481

Liabilities, Preferred stock and Equity
Liabilities:
Secured debt, net	$411,003	$318,558
Borrowings under line of credit	—	78,900
Accounts payable, accrued expenses and other liabilities	45,491	36,284
Deferred lease intangibles, net	9,060	8,314
Total liabilities	465,554	442,056

Preferred stock, par value $0.01 per share, 100,000,000 shares authorized,
Series A; 2,040,000 shares issued and outstanding at September 30, 2020 and December 31, 2019 (aggregate liquidation preference of $51,000 at September 30, 2020 and December 31, 2019)	48,868	48,868
Series B; 4,411,764 shares issued and outstanding at September 30, 2020 and December 31, 2019, (aggregate liquidation preference of $97,230 and $96,574 at September 30, 2020 and December 31, 2019, respectively)	85,355	79,793

Equity:
Common stock, $0.01 par value: 900,000,000 shares authorized; 24,714,833 and 14,141,355 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	247	141

Additional paid in capital	364,560	256,259
Accumulated deficit	(159,739)	(148,403)
Total stockholders' equity	205,068	107,997
Non-controlling interest	1,979	6,767
Total equity	207,047	114,764
Total liabilities, preferred stock and equity	$806,824	$685,481

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2020	2019	2020	2019

Rental revenue	$27,518	$19,123	$79,884	$52,807
Total revenues	27,518	19,123	79,884	52,807

Operating expenses:
Property	10,064	6,920	28,101	19,216
Depreciation and amortization	13,985	9,399	41,602	26,307
General and administrative	2,280	2,135	7,378	5,472
Total operating expenses	26,329	18,454	77,081	50,995

Other income (expense):
Interest expense	(4,538)	(3,643)	(14,309)	(11,061)
Impairment on real estate lease	(311)	—	(311)	—
Unrealized appreciation/(depreciation) of warrants	(103)	—	(103)	(181)
Total other expense, net	(4,952)	(3,643)	(14,723)	(11,242)

Net loss	$(3,763)	$(2,974)	$(11,920)	$(9,430)

Less: loss attributable to non-controlling interest	$(130)	$(308)	$(584)	$(1,341)

Net loss attributable to Plymouth Industrial REIT, Inc.	$(3,633)	$(2,666)	$(11,336)	$(8,089)

Less: Preferred stock dividends	1,613	1,566	4,839	4,698
Less: Series B preferred stock accretion to redemption value	1,854	1,900	5,562	5,701
Less: amount allocated to participating securities	38	62	144	177
Net loss attributable to common stockholders	$(7,138)	$(6,194)	$(21,881)	$(18,665)

Net loss basic and diluted per share attributable to common stockholders	$(0.36)	$(0.68)	$(1.35)	$(2.73)

Weighted-average common shares outstanding basic and diluted	19,631,443	9,081,180	16,232,420	6,847,950

Non-GAAP Financial Measures Definitions

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income in that it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue, tenant reimbursements and other income) less property-level operating expenses. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, and other non-operating items.

EBITDAre: We define earnings before interest, taxes, depreciation and amortization for real estate in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss), computed in accordance with GAAP, before interest expense, tax, depreciation and amortization, gains or losses on the sale of rental property, and loss on impairments. We believe that EBITDAre is helpful to investors as a supplemental measure of our operating performance as a real estate company as it is a direct measure of the actual operating results of our industrial properties.

Funds From Operations attributable to common stockholders (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is as follows: Net Income (calculated in accordance with GAAP), excluding: (i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

We define FFO, consistent with the NAREIT definition. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends. FFO attributable to common stockholders and unit holders represents FFO reduced by dividends paid (or declared) to holders of our preferred stock.

Adjusted Funds From Operations attributable to common stockholders (“AFFO”): Adjusted funds from operations, or AFFO, is presented in addition to FFO. AFFO is defined as FFO, excluding certain non-cash operating revenues and expenses, acquisition and transaction related costs for transactions not completed and recurring capitalized expenditures. Recurring capitalized expenditures include expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, impairment losses, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance.

As with FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.

SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES

UNAUDITED

(In thousands, except per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
NOI:	2020	2019	2020	2019
Net loss	$(3,763)	$(2,974)	$(11,920)	$(9,430)
General and administrative	2,280	2,135	7,378	5,472
Depreciation and amortization	13,985	9,399	41,602	26,307
Interest expense	4,538	3,643	14,309	11,061
Impairment on Real Estate Lease	311	—	311	—
Unrealized appreciation/(depreciation) of warrants	103	—	103	181
NOI	$17,454	$12,203	$51,783	$33,591

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
EBITDAre:	2020	2019	2020	2019
Net loss	$(3,763)	$(2,974)	$(11,920)	$(9,430)
Depreciation and amortization	13,985	9,399	41,602	26,307
Interest expense	4,538	3,643	14,309	11,061
Unrealized appreciation/(depreciation) of warrants	103	—	103	—
EBITDAre	$14,863	$10,068	$44,094	$27,938

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
FFO:	2020	2019	2020	2019
Net loss	$(3,763)	$(2,974)	$(11,920)	$(9,430)
Depreciation and amortization	13,985	9,399	41,602	26,307
FFO	$10,222	$6,425	$29,682	$16,877
Preferred stock dividends	(1,613)	(1,566)	(4,839)	(4,698)
FFO attributable to common stockholders and unit holders	$8,609	$4,859	$24,843	$12,179

Weighted average common shares and units outstanding	20,488	10,287	17,212	8,047
FFO attributable to common stockholders and unit holders per share	$0.42	$0.47	$1.44	$1.51

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
AFFO:	2020	2019	2020	2019
FFO attributable to common stockholders and unit holders	$8,609	$4,859	$24,843	$12,179
Amortization of debt related costs	386	274	1,051	783
Non-cash interest expense	(169)	325	(79)	232
Stock compensation	324	282	1,056	875
Unrealized appreciation/(depreciation) of warrants	103	—	103	181
Impairment on real estate lease	311	—	311	—
Straight line rent	(492)	(298)	(1,453)	(778)
Above/below market lease rents	(449)	(373)	(1,435)	(1,059)
Recurring capital expenditures (1)	(749)	(976)	(2,504)	(2,222)
AFFO	$7,874	$4,093	$21,893	$10,191

Weighted average common shares and units outstanding	20,488	10,287	17,212	8,047
AFFO per share	$0.38	$0.40	$1.27	$1.27

(1) Excludes non-recurring capital expenditures of $1,327 and $1,542 for the three months ended September 30, 2020 and 2019, respectively, and $3,478 and $3,230 for the nine months ended September 30, 2020 and 2019, respectively.